EX-99.11.a

Stradley Ronon Stevens & Young, LLP 2005 Market Street Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

September 10, 2020

Board of Trustees
Voyageur Mutual Funds
610 Market Street
Philadelphia, PA 19106

Re: Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Voyageur Mutual Funds (the “Trust”), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”). Pursuant to an Agreement and Plan of Reorganization (the “Agreement”), each series of the Trust identified on Exhibit A hereto (each an “Acquiring Fund”) will assume the assets and liabilities of a corresponding series of the Delaware Group Limited-Term Government Funds, also identified on Exhibit A hereto (each an “Acquired Fund”) in exchange for shares of the corresponding Acquiring Fund, as set forth on Exhibit A (each, a “Reorganization” and collectively, the “Reorganizations”). The purpose of the Registration Statement is to register shares to be issued by each Acquiring Fund in connection with the Reorganizations.

We have reviewed the Agreement and Declaration of Trust (“Trust Agreement”), as amended, and the Amended and Restated By-Laws (“By-Laws”) of the Trust, in each case as amended to the date hereof, resolutions adopted by the Trust in connection with the Reorganizations, the form of Agreement, which has been approved by Trust’s Board of Trustees, the Registration Statement and such other legal and factual matters as we have deemed appropriate.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended, excluding securities or “blue sky” laws of the State of Delaware.

We have assumed the following for purposes of this opinion:

1.	The shares of each Acquiring Fund will be issued in accordance with the Trust’s Trust Agreement and By-Laws, each as amended to date, the Agreement, and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares and the Reorganizations.

2.	The shares of each Acquiring Fund will be issued against payment therefor as described in the Agreement, and that such payment will have been at least equal to the net asset value of such shares.

On the basis of, and subject to the foregoing, we are of the opinion that the shares of each Acquiring Fund to be issued to the corresponding Acquired Fund shareholders as provided in the Registration Statement and the Agreement are duly authorized, and when issued and paid for upon the terms provided in the Registration Statement and Agreement will be validly issued, fully paid, and non-assessable by the Trust.

Both the Delaware Statutory Trust Act, as amended, and the Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of assets belonging to the Acquiring Fund (or allocable to the applicable Class, as defined in the Trust Agreement) for all loss and expense of any shareholder held personally liable for the obligations of the Acquiring Fund or such Class. Therefore, the risk of any shareholder incurring financial loss beyond his or her investment due to shareholder liability is limited to circumstances in which the Acquiring Fund or the applicable Class of the Acquiring Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Sincerely yours,

/s/ Stradley Ronon Stevens & Young LLP

Exhibit A

Acquired Trust, Fund and Classes	Corresponding Acquiring Trust, Fund and Classes
Delaware Group Limited-Term Government Funds	Voyageur Mutual Funds
Delaware Tax-Free California II Fund	Delaware Tax-Free California Fund
Class A	Class A
Institutional Class	Institutional Class

Delaware Group Limited-Term Government Funds	Voyageur Mutual Funds
Delaware Tax-Free New York II Fund	Delaware Tax-Free New York Fund
Class A	Class A
Institutional Class	Institutional Class